Exhibit 3.1

CERTIFICATE OF INCORPORATION OF

CARILOHA, INC.

ARTICLE I

The name of the corporation is Cariloha, Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 919 Market Street, Suite 950, in the City of Wilmington, County of New Castle 19801. The name of the registered agent of the corporation at such location is InCorp Services, Inc.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”), as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

The corporation is authorized to issue two classes of stock to be designated, respectively, “Class A Common Stock” and “Preferred Stock.” The total number of shares that the corporation is authorized to issue is 110,000,000 shares, 100,000,000 shares of which shall be Class A Common Stock, $0.0001 par value per share, and 10,000,000 shares of which shall be Preferred Stock, $0.0001 par value per share.

Except as otherwise required by law or this certificate of incorporation (including any certificate of designation filed with respect to any series of Preferred Stock (“Preferred Stock Designation”)), the holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Class A Common Stock are entitled to vote. Notwithstanding the foregoing, except as otherwise required by law or this certificate of incorporation, holders of shares of any series of common stock shall not be entitled to vote on any amendment to this certificate of incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of common stock if the holders of such affected series of Preferred Stock or common stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this certificate of incorporation (including any Preferred Stock Designation) or the DGCL.

The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences, and rights, and the qualifications, limitations, or restrictions, of each such series of Preferred Stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting such series and the designation thereof, or any of the foregoing. The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences, and rights and the qualifications, limitations, and restrictions thereof stated in the resolution of the board of directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The name and mailing address of the incorporator are as follows:

Brent Rowser

c/o Holland & Hart LLP

555 17th St., Suite 3200

Denver, CO 80202

ARTICLE VI

The existence of this Company is to be perpetual.

ARTICLE VII

The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the board of directors shall have the power to adopt, amend or repeal the bylaws of the corporation, to fix reserves, and to authorize and cause to be executed, mortgages and liens, without limit as to the amount, upon the property and franchises of the corporation.

ARTICLE IX

Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of members of the board of directions shall not be fewer than one or greater than 12, as established from time-to-time by resolution of the board of directors. Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the corporation. Each director, including a director elected to fill a vacancy, shall hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The board of directors is authorized to assign members of the board of directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the board of directors, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the board of directors, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the board of directors, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. No stockholder entitled to vote at an election for directors may cumulate votes.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ARTICLE XI

No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction, or solely because such director’s votes are counted for such purpose, if: (a) the material facts as to such director’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or (b) the material facts as to such director’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

ARTICLE XII

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The corporation shall indemnify, to the fullest extent permitted by applicable law, any director or executive officer of the corporation entitled to indemnification under the DGCL who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the board of directors of the corporation.

The corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this ARTICLE XII, nor the adoption of any provision of this certificate of incorporation inconsistent with this ARTICLE XII, shall eliminate or reduce the effect of this ARTICLE XII in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this ARTICLE XII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XIII

Except as provided in ARTICLE XII above, the corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIV

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner of stock) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of, or claim based on, breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, or other employee of the corporation to the corporation or the corporation’s stockholders (including a beneficial owner of stock), (iii) any action asserting a claim against the corporation arising pursuant to any provision of the DGCL, the corporation’s certificate of incorporation or bylaws, or (iv) any action to interpret, apply, enforce or determine the validity of the corporation’s certificate of incorporation or bylaws, or (v) any action asserting a claim against the corporation governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article.

I, the undersigned, as the incorporator of the corporation, have signed this certificate of incorporation on                        , 2022.

/s/
Brent Rowser, Incorporator

[Signature Page to Certificate of Incorporation of Cariloha, Inc.]